EXHIBIT 99.1

FOR IMMEDIATE RELEASE:  July 31, 2017

Nasdaq Approves Listing of Aspen Group, Starting Wednesday, August 2, 2017

NEW YORK, NY – July 31, 2017 - Aspen Group, Inc. (OTCQB: ASPU), a post-secondary education company, announced today that its Common Stock has been approved for listing on The Nasdaq Capital Market, effective with the start of trading on Wednesday, August 2, 2017. Aspen Group’s shares will continue to trade under the symbol ASPU.

Michael Mathews, Chairman & CEO of Aspen, commented, “We are thrilled to have been granted approval to trade on the Nasdaq. The move to a national exchange should provide expanded visibility for Aspen Group, improved liquidity for our stock, and greater value for our shareholders.”

Mr. Mathews added, “I’m so proud of the entire Aspen Group team involved in achieving this milestone, from our faculty members, to our academic operations personnel, to our marketing and enrollment staff, to finally our stellar management team. This accomplishment is a testament to all of you who bring great talent, work ethic and a tight-knit, can-do culture to the workplace each and every day.”

Aspen Group was advised by Donohoe Advisory Associates LLC and Nason, Yeager, Gerson, White & Lioce, P.A. in its Nasdaq listing process.

About Aspen Group, Inc.:

Aspen Group, Inc. is a post-secondary education company. Aspen University’s mission is to offer any motivated college-worthy student the opportunity to receive a high quality, responsibly priced distance-learning education for the purpose of achieving sustainable economic and social benefits for themselves and their families. Aspen is dedicated to providing the highest quality education experiences taught by top-tier faculty; 54% of Aspen University’s faculty hold doctoral degrees. To learn more about Aspen, visit www.aspen.edu.

Company Contact:

Aspen Group, Inc.

Michael Mathews, CEO

914-906-9159